Exhibit 8.1

	Subsidiaries
Legal Name	Place of Incorporation	Doing Business as	Owenrship (%)(1)
Transporte Aéreo S.A	Chile	LATAM Airlines Chile		99.90%
LAN Peru S.A	Peru	LATAM Airlines Peru		70.00%
Aerolane, Líneas Aéreas Nacionales del Ecuador S.A	Ecuador	LATAM Airlines Ecuador	Voting	55.00%
			No Voting	100.00%
LAN Argentina S.A	Argentina	LATAM Airlines Argentina		95.86%
Aerovías de Integración Regional, Aires S.A	Colombia	LATAM Airlines Colombia		99.19%
TAM S.A	Brazil	TAM (2)	Voting	48.99%
			No Voting	100.00%
Lan Cargo S.A	Chile	LATAM Airlines Cargo		90.90%

(1)	Percentage of equity owned by LATAM Airlines Group S.A. directly or indirectly through subsidiaries or affiliates.
(2)	TAM Linhas Aereas S.A. (“TLA”), a subsidiary of TAM, does business under the name “LATAM Airlines Brazil”.